Exhibit 10.5

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT made this 17th day of March, 2004 by and between FEMASYS INC., a Delaware corporation (“Employer”), and KATHY LEE-SEPSICK, a resident of Georgia (“Employee”).

Recitals:

A.           Employer considers the availability of Employee’s services to be important to the management and conduct of Employer’s business and desires to secure the continuing availability of Employee’s services.

B.           Employee is willing to make her services available to Employer on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.            Employment. For the Term (as defined in Section 2), Employee shall be employed as Employer’s President and Chief Executive Officer and shall be based at the Employer’s principal executive office in Suwanee, Georgia. Employee hereby accepts and agrees to such employment, subject to the general supervision of the Board of Directors of Employer (the “Board”). Employee shall perform such duties and shall have such powers, authority and responsibilities as are customary for one holding the position of President and Chief Executive Officer of a start-up medical device development company and shall render such services and duties as may be reasonably assigned to her from time to time by the Board.

2.            Term of Employment.  This Agreement shall commence retroactively as of February 19, 2004 (the “Effective Date”) and continue until terminated as provided in Section 6 or Section 7 (such period, the “Term”). Any termination of this Agreement shall not affect the continuing obligations under Section 5, which shall survive any such termination.

3.            Compensation.

(a)           For all services rendered by Employee to Employer under this Agreement, Employer shall pay to Employee during the Term a base annual salary of not less than $130,000, to be increased to $175,000 once a minimum of $2 million in investment capital shall have been raised by Employer, payable in accordance with the customary payroll practices of Employer. Employee’s annual base salary shall be reviewed and subject to increase in the discretion of the Board.

(b)          Employee shall be eligible to earn an annual bonus during the Term in the discretion of the Board (or a compensation committee thereof). Eligibility for a bonus shall be based upon the achievement of performance objectives mutually agreed upon by Employee and Employer and shall be payable within thirty (30) days of the end of each fiscal year.

(c)           All amounts payable hereunder shall be subject to such deductions and withholdings as shall be required by law, if any.

(d)      Employee shall be granted a stock option to purchase 1,250,000 shares of Employer’s common stock under the terms of Employer’s 2004 Officers and Directors Equity Incentive Plan and pursuant to an option agreement in the form attached hereto as Exhibit “A” (the “Option Agreement”). The Option Agreement shall have a term of 10 years and an exercise price of $0.25 per share and shall vest ratably over four years commencing March 20, 2004. Any terms contained in this Agreement regarding the exercisability or vesting of such option, including without limitation this Section 3(d) and Section 7, shall be reflected in the terms of the Option Agreement. Employee shall also be eligible to receive additional awards thereunder in the discretion of the Board (or a compensation committee thereof).

(e)       Employee shall also be entitled to holidays, sick leave and other time off and to participate in those life, health or other insurance plans and other employee pension and welfare benefit programs, plans, practices and benefits generally made available from time to time to executive employees of Employer; provided that nothing herein shall obligate Employer to continue any of such benefits for Employee if discontinued for other executive employees. Without limiting the foregoing, Employee shall be entitled to twenty (20) days paid vacation during each fiscal year of the Term.

4.       Reimbursement of Expenses.  Employer shall pay or reimburse Employee for all reasonable travel and other expenses incurred by Employee in performing her obligations under this Agreement, subject to such reasonable documentation and substantiation as Employer shall require.

5.        Covenants of Employee.

(a)      Covenant Not to Compete. Employee covenants that during the Noncompetition Period (as defined in Section 5(g)) and within the Noncompetition Area (as defined in Section 5(h)), she shall not, as principal, agent, officer, director, employee, consultant or trustee, or through the agency of any entity (an “Entity”), engage in the Business (as defined in Section 5(i)). Without limiting the generality of the foregoing, Employee agrees that during the Noncompetition Period and within the Noncompetition Area, she shall not be (i) the owner of the outstanding capital stock or other equity interests of any Entity (other than Employer) that directly engages in the Business, or (ii) an officer, director, partner, manager, consultant or employee of any Entity that directly engages in the Business; provided, that this Section 5(a) shall not prevent Employee from (A) being an employee of any division of any Entity to the extent that such division does not directly engage in the Business, (B) beneficially owning less than one percent (1%) of the stock of a corporation traded on a national securities exchange or The Nasdaq National Market, or (C) being involved with any Entity provided she shall have the prior written approval by Employer’s Board.

(b)          Nondisclosure Covenant. The parties acknowledge that Employer’s success will be attributable largely to the ownership, use and development of certain valuable confidential and proprietary information (the “Proprietary Information”), and that Employee’s employment by Employer will involve access to and work with such Proprietary Information. Employee acknowledges that her relationship with Employer is a confidential relationship, and agrees that (i) she shall keep and maintain the Proprietary Information in strictest confidence, and (ii) she shall not, either directly or indirectly, use any Proprietary Information for her own benefit, or divulge, disclose or communicate any Proprietary Information in any manner whatsoever to any person or Entity other than to employees or agents of Employer having a need to know such Proprietary Information to perform their responsibilities on behalf of Employer, and to other persons or Entities in the normal course of Employer’s business. This nondisclosure obligation shall apply to all Proprietary Information, whether or not Employee participated in the development thereof. Upon termination of her employment with Employer for any reason, Employee will return to Employer all Proprietary Information in any medium and all other documents, data, materials or property of Employer (including any copies thereof) in her possession. For purposes of this Agreement, the term “Proprietary Information” shall include any and all proprietary information related directly to the Business or to any of Employer’s products, services or operations which are not generally known to the public, specifically including (but without limitation) trade secrets, processes, formulae, data, files, research results, computer programs and related source codes and object codes, improvements, inventions, techniques, marketing plans, strategies, forecasts, copyrightable material, suppliers, methods and manner of operations, and information with respect to the internal affairs of Employer. Such Proprietary Information may or may not contain legends or other written notice that it is of a confidential or proprietary nature. The parties stipulate that, as between them, the above-described matters are important and confidential and gravely affect the successful conduct of the business of Employer and that any breach of the terms of this Section 5(b) shall be a material breach of this Agreement.

(c)           Nonsolicitation Covenant. Employee covenants that during the Noncompetition Period she shall not, on behalf of herself or any Entity, call upon any of the customers of Employer for the purpose of soliciting or providing any product or service similar to that provided by Employer, nor will she, in any way on behalf of herself or any Entity solicit, divert or take away, or attempt to solicit, divert, or take away any of the business of Employer for directly competing business. Employee further covenants that during the Noncompetition Period she shall not, on behalf of herself or any Entity, solicit, induce or encourage any person to leave the employ of Employer for directly competing business.

(d)          Inventions. All inventions, designs, formulae, processes, discoveries, drawings, improvements and developments made by Employee, either solely or in collaboration with others, during her employment by Employer, whether or not during working hours, and relating to any methods, apparatus, products, devices, services or deliverables which are made, furnished, sold, used or developed by Employer or which directly pertain to the Business (the “Developments”) shall become and remain the sole property of Employer. Employee shall disclose promptly in writing to Employer all such Developments. Employee acknowledges and agrees that all Developments shall be deemed “works made for hire” within the meaning of the United States Copyright Act, as amended. If, for any reason, such Developments are not deemed works made for hire, Employee hereby assigns to Employer all of her right, title and interest (including, but not limited to, copyright and all rights of inventorship) in and to such Developments that directly pertain to the Business. At the request and sole expense of Employer, whether during or after employment by Employer, Employee shall make, execute and deliver all application papers, assignments or instruments, and perform or cause to be performed such other lawful acts as Employer may deem necessary or desirable in making or prosecuting applications, domestic or foreign, for patents (including reissues, continuations and extensions thereof) and copyrights related to such Developments or in vesting in Employer full legal title to such Developments. Such request shall be reasonable and directly pertain to the Business. At the sole expense of Employer, Employee shall assist and cooperate with Employer or its representatives in any controversy or legal proceeding relating to such Developments, or to any patents, copyrights or trade secrets with respect thereto. If Employee refuses or is unable to assist Employer in obtaining or enforcing its rights with respect to such Developments, she hereby irrevocably designates and appoints Employer and its duly authorized agents as her agents and attorneys-in-fact to execute and file any documents and to do all other lawful acts necessary to protect Employer’s rights in the Developments. Employee expressly acknowledges that the special foregoing power of attorney is coupled with an interest and is therefore irrevocable and shall survive (i) her death or incompetency, (ii) the termination of her employment with Employer and (iii) the termination of this Agreement. This covenant does not apply to any Invention for which no equipment, supplies, facility or trade secret information of Employer was used, which was developed entirely on Employee’s own time, and (i) which does not relate directly to the business of Employer or to Employer’s actual or demonstrably anticipated research or development, or (ii) which does not result from any work performed by Employee for Employer.

(e)       Independent Covenants. Each of the covenants on the part of Employee contained in Sections 5(a), (b), (c) and (d) of this Agreement shall be construed as an agreement independent of each other such covenant. The existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of any such covenant.

(f)       Reasonableness; Injunction. Employee acknowledges that her covenants contained in Section 5 of this Agreement are reasonably necessary for the protection of Employer and the Business, and that such covenants are reasonably limited with respect to the activities prohibited, the duration thereof, the geographic area thereof, the scope thereof and the effect thereof on Employee and the general public. Employee further acknowledges that violation of the covenants would immeasurably and irreparably damage Employer, and by reason thereof Employee agrees that for violation or threatened violation of any of the provisions of this Agreement, Employer shall, in addition to any other rights and remedies available to it, at law or otherwise, be entitled to an injunction to be issued by any court of competent jurisdiction enjoining and restraining Employee from committing any violation or threatened violation of this Agreement. Employee consents to the issuance of such injunction.

(g)       Noncompetition Period. “Noncompetition Period” shall mean the period commencing on the Effective Date and continuing until one year following termination of this Agreement with the exception of Employer’s termination of Employee for disability as described in Section 6 or for termination without just cause as described in Section 7(b).

(h)       Noncompetition Area. The “Noncompetition Area” shall consist of the United States.

(i)        Business. For the purposes of this Agreement, the “Business” shall mean the business of developing, manufacturing, marketing or selling contraceptive devices.

6.        Disability. Upon the “disability” of Employee, this Agreement may be terminated by action of the Board upon thirty (30) days prior written notice (the “Disability Notice”), such termination to become effective only if such disability continues. If, prior to the effective time of the Disability Notice, Employee shall recover from such disability and return to the full-time active discharge of her duties, then the Disability Notice shall be of no further force and effect and Employee’s employment shall continue as if the same had been uninterrupted. If Employee shall not so recover from her disability and return to her duties, then her services shall terminate at the effective time of the Disability Notice with the same force and effect as if that date had been the end of the Term originally provided for hereunder. Such termination shall not prejudice any benefits payable to Employee that are fully vested as of the date of such termination. Prior to the effective time of the Disability Notice, Employee shall continue to earn all compensation to which Employee would have been entitled as if she had not been disabled, such compensation to be paid at the time, in the amounts, and in the manner provided in Section 3(a). A “disability” of Employee shall be deemed to exist at all times that Employee is considered by the insurance company which has issued any policy of disability insurance owned by Employer or for which premiums are paid by Employer (the “Employer Policy”) to be totally disabled under the terms of such policy. In the event there is no Employer Policy, “disability” shall mean the inability, by reason of physical or mental incapacity, impairment or infirmity, of Employee to perform, upon request, her regular duties required herein for six (6) consecutive months, and the determination of the existence or nonexistence of disability shall be made by a medical doctor who is licensed to practice medicine in the State of Georgia mutually acceptable to the Board and to Employee (or, if Employee is incapacitated, her spouse or her designated representative).

7.        Termination.

(a)      If Employee shall die during the Term, this Agreement and the employment relationship hereunder will automatically terminate on the date of death; provided that such termination shall not prejudice any benefits payable to Employee or Employee’s beneficiaries that are fully vested as of the date of death.

(b)       Employer may terminate Employee’s employment under this Agreement only in the event of Just Cause. Any termination for Just Cause shall be effective immediately or at such other time set by the Board. “Just Cause” shall mean (i) Employee’s willful and material breach of this Agreement and her continued failure to cure such breach to the reasonable satisfaction of the Board within thirty (30) days following written notice of such breach to Employee from the Board; (ii) Employee’s conviction of, or entry of a plea of guilty or nolo contendere to, a felony involving moral turpitude, (iii) Employee’s willful commission of an act of fraud including, without limitation, embezzlement, that results in material damage or harm to the Business, financial condition or assets of Employer; or (iv) Employee’s intentional damage or destruction of substantial property of Employer. Just Cause shall be determined by the Board in its reasonable discretion and the particulars of any determination shall be provided to Employee in writing. At any time within ninety (90) days of receipt by Employee in writing of such determination, Employee may object to such determination in writing and submit the determination to arbitration in accordance with Section 9(i). If such determination is overturned in arbitration, Employee will be treated as having been terminated without Just Cause and shall be entitled to the benefits described in items (A)-(D) of Section 7(d).

(c)       Employee may voluntarily terminate her employment by Employer on thirty (30) days prior written notice to Employer.

(d)       Upon any termination pursuant to this Section 7, Employee shall be entitled to receive a lump sum equal to any base salary, bonus and other compensation earned and due but not yet paid through the effective date of termination. However, if this Agreement and Employee’s employment hereunder are terminated by (i) Employer (or any successor) other than for Just Cause, or (ii) Employee for Good Reason (defined in Sec. 7(f)), Employee shall be entitled to the following:

(A)      severance, payable monthly, equal to Employee’s then current base salary for twenty four (24) months following such termination (the “Severance Period”);

(B)      twenty four (24) months acceleration of unvested stock options to purchase capital stock or restricted stock of Employer held by Employee;

(C)      the health care (including medical and dental) and life insurance benefits coverage provided to Employee at her date of termination shall be continued at the same level and in the same manner as if her employment had not terminated (subject to the customary changes in such coverages if Employee reaches age 65 or similar events), for the Severance Period, followed by COBRA election rights. Any additional coverages Employee had at termination, including dependent coverage, will also be continued for such period on the same terms. Any costs Employee was paying for such coverages at the time of termination shall continue to be paid by Employee. If the terms of any benefit plan referred to in this section do not permit continued participation by Employee, then Employer will arrange for other coverage providing substantially similar benefits at the same contribution level of Employee; and

(D)      outplacement counseling services selected by Employee, up to a maximum of ten thousand dollars ($10,000).

(e)       If Employee terminates her employment or if Employer (or any successor) terminates Employee’s employment without Just Cause, Employee shall have one hundred eighty (180) days from the date of termination to exercise any vested options.

(f)       For purposes hereof, “Good Reason” shall mean the occurrence of any of the following events without Employee’s express written consent:

(A)      the breach by Employer (or any successor entity) of any material provision of this Agreement;

(B)      any purported termination of the employment of Employee by Employer (or any successor entity) which is not effected in accordance with this Agreement;

(C)      any failure of Employer (or any successor entity) to pay Employee her base salary or bonus compensation that has become due and payable to Employee within thirty (30) days after Employee has given Employer (or any successor entity) notice of demand therefor; or

(D)      a relocation of Employer’s place of business to a location more than 25 miles from its current location, provided that Employee shall not have approved the decision to effect such relocation.

Notwithstanding the foregoing, Employee expressly acknowledges and agrees that the appointment by the Board of a new President and Chief Executive Officer shall not constitute Good Reason so long as Employee remains as executive officer of Employer.

8.        Best Efforts of Employee. Employee agrees that she will at all times faithfully, industriously and to the best of her ability, experience and talents perform all the duties that may be required of her pursuant to the express and implicit terms hereof, to the reasonable satisfaction of Employer, commensurate with her position. Such duties shall be rendered at such place as Employer designates and Employee acknowledges that she may be required to travel as shall reasonably be required to promote the Business of Employer. To the extent reasonably required by the duties assigned to her, Employee shall devote her time, attention, knowledge and skills to the Business and interests of Employer.

9.        Miscellaneous.

(a)       This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without regard to conflicts of law principles thereof.

(b)       This Agreement constitutes the entire agreement between Employee and Employer with respect to the subject matter hereof, and supersedes all prior oral or written agreements, understandings or arrangements between Employee and Employer relating to the terms of Employee’s employment by Employer, and all such agreements, understandings and arrangements are hereby terminated and are of no force and effect. Employee hereby expressly disclaims any rights under any such agreements, understandings and arrangements. This Agreement may not be amended or terminated except by an agreement in writing signed by both parties.

(c)       This Agreement may be executed in counterparts, both of which shall be deemed an original and both of which, taken together, shall constitute a single instrument.

(d)      Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered in person or by nationally recognized overnight courier service or deposited in the mails, postage prepaid, return receipt requested, addressed as follows:

To Employer:

Femasys Inc.
9070 Brixham Court
Suwanee, Georgia 30024
Attn: Board of Directors

To Employee:

Kathy Lee-Sepsick
9070 Brixham Court
Suwanee, Georgia 30024

With a copy to:

Mark H. Mirkin, Esq., Smith Moore LLP
Two Hannover Square
Raleigh, North Carolina 27601

Notices given in person or by overnight courier service shall be deemed given when delivered in person or the day after delivery to the courier addressed to the address required by this Section 9(d), and notices given by mail shall be deemed given three (3) days after deposit in the mails. Any party hereto may designate by written notice to the other party in accordance herewith any other address to which notices addressed to it or her shall be sent.

(e)       The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. It is understood and agreed that no failure or delay by Employer or Employee in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(f)       This Agreement may not be assigned by Employee without the written consent of Employer. This Agreement shall be binding on any successors or assigns of either party hereto.

(g)       The respective rights and obligations of the parties hereunder shall survive any termination of the Term or Employee’s employment by Employer to the extent necessary to preserve such rights and obligations for their stated durations.

(h)       In the event that it shall become necessary for either party to retain the services of an attorney to enforce any terms under this Agreement, Employer shall reimburse Employee, if Employee is the prevailing party, for her reasonable attorneys’ fees and costs of enforcement. Employer shall reimburse Employee for the reasonable fees and expenses of counsel to Employee for the original negotiation of this Agreement.

(i)        Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitration panel, which shall consist of three (3) members, may be entered in any court having jurisdiction. Any arbitration shall be held in Atlanta, Georgia, unless otherwise agreed in writing by the parties. One (1) arbitrator shall be selected by Employee, one (1) arbitrator shall be selected by Employer, and the third arbitrator shall be selected by the two (2) arbitrators selected by Employee and Employer.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

FEMASYS INC.
By:	/s/ Lani Paxton
	Name:	Lani Paxton
	Title:	Vice President, Technology

/s/ Kathy Lee-Sepsick
KATHY LEE-SEPSICK

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement is made and entered into as of the 31st day of August, 2005 by and between FEMASYS INC., a Delaware corporation (“Employer”) and KATHY LEE-SEPSICK, a resident of Georgia (“Employee”).

WITNESSETH:

WHEREAS, Employer and Employee entered into that certain Employment Agreement dated as of March 17, 2004 pursuant to which Employee has been employed as Employer’s President and Chief Executive Officer (the “Employment Agreement”);

WHEREAS, as of the date hereof certain investors are purchasing $2,290,000 in newly issued Series A-1 Preferred Stock of Employer (the “Investment”);

WHEREAS, in order to induce such investors to consummate the Investment, Employer and Employee desire to amend the Employment Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.  The last sentence of Section 5(d) of the Employment Agreement is hereby deleted and the following sentence is hereby inserted in lieu thereof: “This covenant does not apply to any Invention: (i) for which no equipment, supplies, facility or trade secret information of Employer was used, which was developed entirely on Employee’s own time, and (ii) which does not relate directly to the business of Employer or to Employer’s actual or demonstrably anticipated research or development.”

2.  Section 7(d)A) of the Employment Agreement is amended by deleting the phrase “for twenty four (24) months” and inserting “for twelve (12) months” in lieu thereof.

3.  Section 7(d)(B) of the Employment Agreement is amended by deleting the phrase “twenty four (24) months” and inserting “twelve (12) months” in lieu thereof.

4.  Employer and Employee acknowledge that they are parties to that certain Vesting Agreement of even date herewith that is being entered into in connection with the Investment (“Vesting Agreement”) and that Section 7(d)(B) of the Employment Agreement, as amended hereby, provides for acceleration of vesting for Employee’s restricted stock. The parties hereto further acknowledge that such provision is not inconsistent with Section 2 of the Vesting Agreement and that the accelerated vesting provisions in the Employment Agreement, as amended, will be given full force and effect in accordance with the terms of the Employment Agreement.

5.  Except as amended hereby, the Employment Agreement shall remain in full force and effect.

6.  This First Amendment to Employment Agreement may be executed in counterparts, both of which shall be deemed an original and which, taken together, shall constitute a singe instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

“EMPLOYER”

FEMASYS INC.

By:	/s/ Kathy Lee-Sepsick
Title:	President and Chief Executive Officer

“EMPLOYEE”

/s/ Kathy Lee-Sepsick
Kathy Lee-Sepsick

2